EX- 99.B(h)


                          ADDENDUM TO AGENCY AGREEMENT


     This ADDENDUM (the "Addendum") to the Agency Agreement made the 1st day of January, 1998, by and between PBHG Insurance Series Fund, Inc., on its own behalf and on behalf of each of its current series portfolios (each such current series portfolio hereinafter jointly and severally referred to as the "Fund"), and DST Systems, Inc. ("DST") (the "Agreement") is made this 1st day of September, 2000, by and between PBHG Insurance Series Fund, Inc., on its own behalf and on behalf of each of the Funds set forth on Exhibit A attached hereto, as amended from time to time, and DST:

                                   WITNESSETH:

     WHEREAS, the Fund desires that DST provide certain institutional services to the Fund in addition to the services that DST is currently obligated to provide to the Fund pursuant to the Agreement, and DST desires to provide such additional services to the Fund;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and in the Agreement, the parties hereto agree as follows:

1. Scope of Additional Institutional Services. DST shall be responsible for receiving telephone calls, faxes, letters and transmissions from institutional clients of the Fund and processing transactions generated by such telephone calls, faxes, letters and transmissions (collectively, the "Additional Institutional Services") and all such "Additional Institutional Services" shall be provided pursuant to the terms and conditions of the Agreement. The general categories of services DST shall be responsible for performing include but are not limited to:

     (a)  Transaction Processing
          (1)  Telephone Trading
          (2)  Trust/TPA Trading
          (3)  Wire Processing
          (4)  Incoming Mail Processing
          (5)  Electronic Transmission Balancing and Verification
          (6)  NSCC Trading
               a.   Fund/SERV and Networking Balancing
               b.   Fund/SERV Rejects
               c.   Late Trades/As-of Trading
               d.   Defined Contribution Activity
               e.   Large Dollar Activity
               f.   Outstanding/Delinquent Orders
               g.   Dealer File
               h.   Networking
               i.   Commission/SERV
               j.   Fund Updates
               k.   Dealer Updates

     (b)  Customer Relationships

          a.   Telephone Servicing
          b.   Direct Access to Accounts
          c.   Specialized Distribution
          d.   Information Updates
          e.   Corrective Processing

     (c)  Management Company Relationship

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          a.   Conference Calls
          b.   Initial Leads
          c.   Reporting
          d.   Agreements

2. Additional Compensation to be Paid DST. In consideration of DST's provision of the Additional Institutional Services, the Fund will pay DST from time to time compensation as follows, which compensation shall be in addition to any compensation payable by the Fund to DST pursuant to the Agreement:

          A base annual fee of $8,400 per Portfolio, 1/12 of which will be payable monthly. DST will waive additional compensation hereunder for the PBHG Insurance Series - Mid-Cap Value Portfolio until such time as that Portfolio has an active client.

3. Survival of Terms and Conditions of the Agreement. Other than as specifically set forth above, the Fund and DST shall remain subject to all the terms and conditions of the Agreement and, other than as specifically set forth above, this Addendum shall not change or modify any of such terms or conditions or any of the duties or obligations of the Fund or DST under the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

                                    DST SYSTEMS, INC.

                                    /s/ JONATHAN BOHEIM
                                        Jonathan Boheim
                                        Group Vice President


                                    PBHG INSURANCE SERIES FUND, INC., on its own behalf and on behalf of PBHG Growth II Portfolio, PBHG Large Cap Growth Portfolio, PBHG Small Cap Value Portfolio, PBHG Select Value Portfolio, PBHG Mid-Cap Value Portfolio, PBHG Technology & Communications Portfolio and PBHG Select 20 Portfolio

                                    /s/ LEE T. CUMMINGS
                                        Lee T. Cummings
                                        CFO



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                                    EXHIBIT A


PBHG Growth II Portfolio
PBHG Large Cap Growth Fund
PBHG Small Cap Value Portfolio
PBHG Select Value Portfolio
PBHG Mid-Cap Value Portfolio
PBHG Technology & Communications Portfolio
PBHG Select 20 Portfolio